UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2012

Impax Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA		94544
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 240-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2012, Impax Laboratories, Inc. (“Impax” or the “Company”) entered into a Distribution, License, Development and Supply Agreement (the “License Agreement”) with AstraZeneca UK Limited for U.S. commercial rights to tablet, orally disintegrating tablet and nasal spray formulations of Zomig® (zolmitriptan). Under the terms of the License Agreement, Impax will pay AstraZeneca quarterly payments totaling up to $130 million during 2012. Thereafter, Impax will pay AstraZeneca tiered, double-digit royalties on net sales of Zomig® products, depending on brand exclusivity and subject to customary reductions. After a certain date, Impax will also pay AstraZeneca double-digit royalties on gross profit from authorized generic products. In addition, Impax will receive the benefit of the gross profit on U.S. Zomig® sales commencing from January 1, 2012.

The License Agreement provides Impax with the exclusive right to commercialize Zomig® products in the United States and certain U.S. territories, except during an initial transition period when AstraZeneca will fulfill all orders of Zomig® products on Impax’s behalf and AstraZeneca will pay to Impax the gross profit on such Zomig® products. After a certain promotion commencement date, Impax will be obligated to fulfill certain minimum requirements with respect to the promotion of currently approved Zomig® products as well as other dosage strengths of such products approved by the Federal Drug Administration (“FDA”) in the future. Impax may, but has no obligation to, develop and commercialize additional products containing zolmitriptan and additional indications for Zomig®, subject to certain restrictions.

During the term of the License Agreement, AstraZeneca will continue to be the holder of the New Drug Application for existing Zomig® products, as well as any future dosage strengths thereof approved by the FDA, and will be responsible for certain regulatory and quality-related activities for such Zomig® products. AstraZeneca will manufacture and supply Zomig® products to Impax and Impax will purchase its requirements of Zomig® products from AstraZeneca until a date determined in the License Agreement. Thereafter, AstraZeneca may terminate its supply obligations upon certain advance notice to Impax, in which case Impax would have the right to manufacture or have manufactured its own requirements for the applicable Zomig® product.

The term of the License Agreement shall continue until terminated pursuant to the License Agreement. After December 31, 2015, Impax may terminate the License Agreement for convenience upon specified notice. Impax may also terminate the License Agreement if certain of AstraZeneca’s annual manufacturing costs reflected in the supply price increase by more than a certain threshold. The License Agreement may also be terminated under certain other circumstances, including for material breach, as set forth in the License Agreement.

The foregoing is a brief description of the terms and conditions of the License Agreement that are material to Impax. This description is not intended to be complete and is qualified in its entirety by reference to the License Agreement, which Impax has filed with the Securities and Exchange Commission, attached hereto as Exhibit 10.1, along with a request for confidential treatment of certain terms of the License Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description

10.1*	Distribution, License, Development and Supply Agreement, by and between the Company and AstraZeneca UK Limited, effective as of January 31, 2012.

*	Confidential Treatment Requested by Registrant. Redacted Portions Filed Separately with the Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2012	IMPAX LABORATORIES, INC.

	By:	/s/ Arthur A. Koch, Jr.
Name: Arthur A. Koch, Jr. Title: Executive Vice President, Finance, and Chief Financial Officer